Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY PROVIDES BUSINESS UPDATE

Calabasas Hills, Calif., – June 2, 2021 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today provided a business update in advance of the Company’s participation at two upcoming investor conferences. Fiscal 2021 second quarter-to-date through May 31st comparable sales for The Cheesecake Factory restaurants increased approximately 196% year-over-year and 7% relative to the same period in fiscal 2019, supported by approximately one-third off-premise sales mix. Based on average weekly sales quarter-to-date of approximately $226,500 this equates to approximately $11.8 million on average, per unit on an annualized basis.

As of today, nearly all of the Company’s restaurants across its concepts, including 206 Cheesecake Factory locations, are operating with reopened indoor dining rooms with limited capacity in accordance with local mandates and social distancing protocols. On average, Cheesecake Factory restaurants with reopened dining rooms are operating at approximately 70% indoor capacity and approximately 75% total on-premise capacity including patios. One Cheesecake Factory location is operating an off-premise only model and two locations across the Company’s concepts are currently closed with plans to reopen next week. One new Flower Child location opened in Atlanta last month.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. Delicious, memorable experiences created by passionate people – this defines who we are and where we are going. We currently own and operate 299 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia® and a collection within our Fox Restaurant Concepts business. Internationally, 28 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers. In 2021, we were named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the eighth consecutive year. To learn more, visit www.thecheesecakefactory.com, www.northitalia.com and www.foxrc.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100